KPMG


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                       INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
USAA Mutual Fund, Inc.:

In planning and performing our audits of the financial statements of the USAA Growth Fund, USAA First Start Growth Fund, USAA Aggressive Growth Fund, USAA Science & Technology Fund, USAA Income Stock Fund, USAA Growth & Income Fund, USAA Income Fund, USAA Short-Term Bond Fund, USAA Intermediate-Term Bond Fund, USAA Small Cap Stock Fund, USAA High-Yield Opportunities Fund, and USAA Money Market Fund, separate funds of USAA Mutual Fund, Inc., for the year ended July 31, 2000, we considered internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of USAA Mutual Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weaknesses is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of July 31, 2000.

This report is intended solely for the information and use of management, the Board of Directors of USAA Mutual Fund, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specific parties.


KPMG LLP

September 1, 2000